Exhibit 99.1

FOR IMMEDIATE RELEASE

THE MADISON SQUARE GARDEN COMPANY REPORTS

RESULTS FOR FISCAL 2012 FIRST QUARTER

First phase of Transformation project successfully completed

Madison Square Garden Arena re-opened on schedule in late October

NEW YORK, N.Y., November 4, 2011 – The Madison Square Garden Company (NASDAQ: MSG) today reported financial results for the fiscal first quarter ended September 30, 2011. As previously announced, the company changed its fiscal year end to June 30. As a result, the company’s current fiscal year covers the period from July 1, 2011 through June 30, 2012.

Revenues and adjusted operating cash flow (“AOCF”)(1) for the three months ended September 30, 2011 reflect the full quarter impact of the scheduled shutdown of the Madison Square Garden Arena (“The Garden”) and the Theater at Madison Square Garden due to the Transformation project. Fiscal 2012 first quarter revenues of $177.6 million decreased 6.9%, as compared to the prior year period, primarily reflecting a decrease in revenues in the MSG Entertainment and MSG Sports segments, partially offset by an increase in revenues in the MSG Media segment.

Fiscal 2012 first quarter AOCF of $46.1 million increased 9.0% as compared to the prior year period, primarily reflecting an AOCF increase in the MSG Media segment, partially offset by AOCF decreases in the MSG Entertainment and MSG Sports segments. Operating income of $26.4 million increased 0.4% and net income of $21.3 million ($0.28 per diluted share) increased 10.5%, both as compared to the prior year period. Cash and cash equivalents as of September 30, 2011 totaled $228.6 million.

President and CEO Hank Ratner said: “We generated solid AOCF growth in the first quarter of our new fiscal year, as we successfully managed our business through the offseason shutdown of The Garden and the Theater at Madison Square Garden. We re-opened The Garden on schedule in late October and are pleased with the progress we have made on all fronts with respect to the Transformation project. We remain focused on our company’s business objectives and are confident in our ability to drive long-term growth.”

Results from Operations

Segment results for the quarters ended September 30, 2011 and 2010 are as follows:

	Revenue			AOCF			Operating Income (Loss)
$ millions	Q1 2012	Q1 2011	% Change	Q1 2012	Q1 2011	% Change	Q1 2012	Q1 2011	% Change
MSG Media	$138.6	$133.4	3.9%	$63.8	$55.7	14.6%	$57.2	$50.3	13.7%
MSG Entertainment	27.6	38.2	(27.7)%	(13.8)	(10.9)	(26.2)%	(17.2)	(13.9)	(23.5)%
MSG Sports	28.8	36.9	(21.9)%	(0.5)	1.6	NM	(4.1)	(1.7)	(142.0)%
Other (including eliminations)	(17.4)	(17.7)	1.6%	(3.5)	(4.0)	13.7%	(9.5)	(8.4)	(12.9)%

Total Company	$177.6	$190.8	(6.9)%	$46.1	$42.3	9.0%	$26.4	$26.3	0.4%

Note: Does not foot due to rounding

1.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

MSG Media

For the fiscal 2012 first quarter, MSG Media revenues of $138.6 million rose 3.9%, as compared to the prior year period. Affiliate fee revenue increased $4.5 million, as compared to the prior year period, primarily attributable to higher affiliation rates, with the overall increase being significantly offset by the impact of the previously disclosed expiration of certain affiliation agreements. Advertising revenue increased $1.2 million, as compared to the prior year quarter. AOCF of $63.8 million increased 14.6% and operating income of $57.2 million increased 13.7%, both as compared to the prior year period. The increase in AOCF and operating income primarily reflects higher affiliate fee and advertising revenues and, to a lesser extent, lower selling, general and administrative expenses.

MSG Entertainment

For the fiscal 2012 first quarter, MSG Entertainment revenues of $27.6 million decreased 27.7%, as compared to the prior year period. The decrease in revenues was primarily attributable to lower event-related revenues at The Garden, reflecting the scheduled offseason shutdown of The Garden, and the absence of a co-production, with the overall decrease partially offset by higher revenues at Radio City Music Hall and the Beacon Theatre. AOCF loss of $13.8 million increased by 26.2% and operating loss of $17.2 million increased by 23.5%, both as compared to the prior year quarter. The increase in AOCF loss and operating loss primarily reflects lower event-related results at The Garden, partially offset by improved results at Radio City Music Hall and the Beacon Theatre.

MSG Sports

For the fiscal 2012 first quarter, MSG Sports revenues of $28.8 million decreased 21.9%, as compared to the prior year period. The decrease in revenues was primarily attributable to the offseason shutdown of The Garden, including lower professional sports team pre/regular season ticket related revenue, event-related revenues from other sporting events and suite rental fee revenue. AOCF decreased by $2.0 million to a loss of $0.5 million and operating loss increased by $2.4 million to a loss of $4.1 million, both as compared to the prior year quarter. The decrease in AOCF and increase in operating loss primarily reflects the decline in revenues, partially offset by lower direct operating and selling, general and administrative expenses.

About The Madison Square Garden Company

The Madison Square Garden Company is a fully-integrated sports, media and entertainment business. The company is comprised of three business segments: MSG Sports, MSG Media and MSG Entertainment, which are strategically aligned to work together to drive the company’s overall business, which is built on a foundation of iconic venues and compelling content that the company creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports consists of owning and operating sports franchises, including the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), and the Connecticut Whale (AHL). MSG Sports also features the presentation of a wide variety of live sporting events including professional boxing, college basketball, track and field and tennis, as well as MSG Action Sports, an action sports and lifestyle division. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from MSG’s venues. MSG Media consists of the MSG Networks (MSG, MSG Plus, MSG HD and MSG Plus HD) regional sports networks and the Fuse Networks (Fuse and Fuse HD), a national television network dedicated to music. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular featuring the Radio City Rockettes. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in MSG’s diverse collection of venues. These venues include Madison Square Garden, Radio City Music Hall, the Theater at Madison Square Garden, the Beacon Theatre, the Chicago Theatre and the Wang Theatre. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, and 3) restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares, restricted stock units and stock options, the settlement of an obligation that is not expected to be made in cash.

We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 4 of this release.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:
Barry Watkins Executive Vice President Communications The Madison Square Garden Company (212) 465-5920	Alysia Lew Vice President Communications The Madison Square Garden Company (212) 465-5925	Ari Danes, CFA Vice President Investor Relations The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 15439620

Conference call replay number is 855-859-2056 / Conference ID Number 15439620 until November 11, 2011

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2011	2010
Revenues	$177,639	$190,830

Adjusted operating cash flow	$46,076	$42,259
Share-based compensation expense	(3,349)	(2,502)

Operating income before depreciation and amortization	42,727	39,757
Depreciation and amortization	(16,364)	(13,499)

Operating income	26,363	26,258
Other income (expense):
Interest expense, net	(1,202)	(1,222)
Miscellaneous	—	1,050

Income from operations before income taxes	25,161	26,086
Income tax expense	(3,873)	(6,822)

Net income	$21,288	$19,264

Basic earnings per common share	$0.29	$0.26

Diluted earnings per common share	$0.28	$0.25

Basic weighted-average number of common shares outstanding	74,514	74,010
Diluted weighted-average number of common shares outstanding	77,185	76,811

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow as described in this earnings release:

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock, restricted stock units, stock options and stock appreciation rights granted under our employee stock plans and non-employee director plans in all periods.

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended September 30,		% Change
	2011	2010
MSG Media	$138,630	$133,434	3.9%
MSG Entertainment	27,602	38,184	(27.7)%
MSG Sports	28,814	36,905	(21.9)%
Inter-segment eliminations	(17,407)	(17,693)	1.6%

Total Madison Square Garden Company	$177,639	$190,830	(6.9)%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended September 30,		% Change	Three Months Ended September 30,		% Change
	2011	2010		2011	2010
MSG Media	$63,816	$55,666	14.6%	$57,164	$50,282	13.7%
MSG Entertainment	(13,792)	(10,930)	(26.2)%	(17,213)	(13,936)	(23.5)%
MSG Sports	(463)	1,559	NM	(4,122)	(1,703)	(142.0)%
All other	(3,485)	(4,036)	13.7%	(9,466)	(8,385)	(12.9)%

Total Madison Square Garden Company	$46,076	$42,259	9.0%	$26,363	$26,258	0.4%

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	September 30, 2011	June 30, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$228,604	$304,876
Restricted cash	8,052	8,051
Accounts receivable, net of allowance for doubtful accounts of $2,341 and $2,292	116,601	118,013
Net related party receivables	24,400	22,587
Prepaid expenses	57,031	34,512
Other current assets	31,132	21,379

Total current assets	465,820	509,418
Property and equipment, net of accumulated depreciation and amortization of $418,264 and $407,190	763,315	607,792
Other assets	137,818	140,664
Amortizable intangible assets, net of accumulated amortization of $126,398 and $122,093	117,489	121,794
Indefinite-lived intangible assets	158,096	158,096
Goodwill	742,492	742,492

	$2,385,030	$2,280,256

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$39,029	$31,769
Net related party payables	646	—
Accrued liabilities:
Employee related costs	36,301	55,007
Other accrued liabilities	167,609	167,784
Deferred revenue	248,974	156,047

Total current liabilities	492,559	410,607
Defined benefit and other postretirement obligations	47,864	52,865
Other employee related costs	43,103	39,700
Other liabilities	57,528	53,995
Deferred tax liability	520,731	517,204

Total liabilities	1,161,785	1,074,371

Commitments and contingencies
Stockholders’ Equity:
Class A Common stock, par value $0.01, 360,000 shares authorized; 62,075 and 62,094 shares outstanding	625	625
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	1,045,348	1,041,769
Treasury stock, at cost, 525 and 500 shares	(10,279)	(10,279)
Retained earnings	210,155	188,867
Accumulated other comprehensive loss	(22,740)	(15,233)

Total stockholders’ equity	1,223,245	1,205,885

	$2,385,030	$2,280,256

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2011	2010
Net cash provided by operating activities	$70,704	$39,758

Net cash used in investing activities	(146,691)	(33,483)

Net cash used in financing activities	(285)	(135)

Net increase (decrease) in cash and cash equivalents	(76,272)	6,140
Cash and cash equivalents at beginning of period	304,876	319,745

Cash and cash equivalents at end of period	$228,604	$325,885